OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
CLICK COMMERCE, INC.
at
$22.75 Net Per Share
by
ITW LEAP CORP.,
a wholly owned subsidiary of
ILLINOIS TOOL WORKS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, OCTOBER 16, 2006,
UNLESS THE OFFER IS EXTENDED.

September 18, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated September 18, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the third party tender offer by ITW Leap Corp., a Delaware corporation (“Sub”) and a wholly owned subsidiary of Illinois Tool Works Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares (“Shares”) of common stock, par value $.001 per share, of Click Commerce, Inc. (the “Company”), at a price of $22.75 per share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer.

We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot by used by you to tender Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, in accordance with the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer price is $22.75 per Share, net to the seller in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

2. The Offer is being made for all outstanding Shares of the Company.

3. The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of September 5, 2006, by and among Parent, the Company and Sub (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Sub. The Merger Agreement further provides that Sub will be merged with and into the Company (the “Merger”) following the completion of the Offer and promptly after satisfaction or waiver of certain conditions. The Company will continue as the surviving corporation after the Merger and will become a wholly owned subsidiary of Parent.

4. The Board of Directors of the Company has by unanimous vote (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement,

(ii) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the stockholders, (iii) recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer, and (iv) recommended that the Company’s stockholders approve and adopt the Merger Agreement.

5. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Monday, October 16, 2006, unless the Offer is extended.

6. Tendering stockholders will not be obligated to pay any commissions or fees to any broker, dealer or other person or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of Shares to Sub or to its order pursuant to the Offer.

7. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer Shares representing at least a majority of the total outstanding voting securities of the Company on a fully diluted basis after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities and (2) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Shares tendered pursuant to the Offer, shall have been obtained or made prior to the expiration of the Offer. The Offer also is subject to certain other terms and conditions.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all your Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

Instructions With Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CLICK COMMERCE, INC.
at
$22.75 Net Per Share
by
ITW LEAP CORP.,
a wholly owned subsidiary of
ILLINOIS TOOL WORKS INC.

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated September 18, 2006, and the related Letter of Transmittal, in connection with the offer by ITW Leap Corp., a Delaware corporation (“Sub”) and a wholly owned subsidiary of Illinois Tool Works Inc., to purchase all of the outstanding shares (“Shares”) of common stock, par value $.001 per Share of Click Commerce, Inc. at $22.75 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

This will instruct you to tender to Sub the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

SIGN BELOW

Number of Shares to	Total Number of Shares*
be Tendered:		Signature(s)

Please Print Name(s)

Address

Account Number

Area Code and Telephone Number

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.		Taxpayer Identification Number(s) or Social Security Number(s)

Dated: _ _, 2006

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